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Exhibit 20


Excellence in Electronics, Telecommunications, Automotive, Publishing
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                                  NEWS RELEASE

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FOR IMMEDIATE RELEASE                           CONTACT:    DAVID A. KAUER
                                                                  TREASURER
                                                                  (614) 792-0468


                  INSILCO CORPORATION COMPLETES SALE OF ROLODEX

         COLUMBUS, OHIO, MARCH 5, 1997 -- INSILCO CORPORATION (NASDAQ:INSL) announced today that it has completed the previously announced sale of its Rolodex business unit to NEWELL CO. (NYSE:NWL) for $117 million, less transaction costs.

         Rolodex, with 1996 revenues of $68 million, is headquartered in Secaucus, New Jersey, and markets office products including card files, personal organizers and paper punches. Newell, with 1996 revenues of $2.9 billion, is headquartered in Freeport, Illinois, and makes and sells consumer housewares, office products, hardware and tools, and home furnishings.

         The Company commented that the completion of this transaction, coupled with the sale of the Company's computer accessories business and the Rolodex electronics product line in 1996, furthers Insilco's strategy to focus on its core businesses. The Company also commented that it is continuing its examination of various alternatives for the use of the Rolodex proceeds, including a possible one-time distribution to shareholders, or a repurchase of shares.

         Insilco Corporation, based in suburban Columbus, Ohio, with 1996 revenues of $572 million, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market.

         Investor Relations Contact: David A. Kauer, (614) 792-0468 or write to Insilco Corporation, Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771- 0860.